                                                                    EXHIBIT 23.4





                          Independent Auditors' Consent



The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of our report dated October 19, 2000, relating to the consolidated financial statements of Glacier Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the current report on Form 8-K of Glacier Bancorp, Inc,. dated December 14, 2000. Our report, dated October 19, 2000, contains explanatory paragraphs indicating (i) that we did not audit either the 1997 or 1998 financial statements of Mountain West Bank acquired by Glacier Bancorp, Inc. on February 4, 2000 in a pooling of interests; those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mountain West Bank in the 1997 and 1998 consolidated financial statements of Glacier Bancorp, Inc. is based on the report of the other auditors; and (ii) the consolidated financial statements give retroactive effect to the merger of Glacier Bancorp, Inc. and Mountain West Bank on February 4, 2000, which has been accounted for as a pooling of interests.

We also consent to the reference to our firm under the heading "Experts" in the registration statement and the prospectus/joint proxy statement.

/s/ KPMG LLP

Billings, Montana
December 20, 2000